Exhibit 10.30

SCYNEXIS, INC.

SERIES C-2 PREFERRED STOCK PURCHASE AGREEMENT

This SERIES C-2 PREFERRED STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of March 11, 2008, by and among Scynexis, Inc., a Delaware corporation formerly known as ScyRex, Inc. and as SCYNEXIS Chemistry & Automation, Inc. (“SCYNEXIS” or the “Company”), Merial Limited, a company limited by shares registered in England and Wales (registered number 3332751) with a registered office at PO Box 327, Sandringham House, Sandringham Avenue, Harlow Business Park, Harlow, Essex CM19 5TG, England, and domesticated in Delaware, USA as Merial LLC (“Merial”) and S.R. One, Limited (“SR One” and, together with Merial, the “Investors”).

RECITALS

WHEREAS, the Company has authorized the sale and issuance of an aggregate of up to Two Million Three Hundred Forty-Seven Thousand Eight Hundred Twenty-Six (2,347,826) shares of its Series C-2 Preferred Stock (the “Shares”);

WHEREAS, the Investors desire to purchase the Shares on the terms and conditions set forth herein; and

WHEREAS, the Company desires to issue and sell the Shares to the Investors on the terms and conditions set forth herein.

STATEMENT OF AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I.

ISSUANCE AND SALE OF SERIES C-2 PREFERRED STOCK

1.1 The Purchase.

(a) The Company has authorized (i) the sale and issuance to the Investors of the Shares and (ii) the issuance of such shares of Common Stock to be issued upon conversion of the Shares (the “Conversion Shares”). The Shares and the Conversion Shares have the rights, preferences, privileges and restrictions set forth in the Third Amended and Restated Certificate of Incorporation of the Company, in the form attached hereto as Exhibit A (the “Restated Charter”).

(b) At the Closing (as defined in Section 1.2), the Investors shall purchase from the Company, and the Company shall sell and issue to the Investors the Shares at a purchase price of $5.75 per share. Subject to the other provisions of this Article I, the purchase price to be paid by the Investors for the Shares purchased at the Closing is $13,499,999.50. The purchase price to be paid and the number of Shares to be sold is allocated among Merial and SR One as set forth on Schedule I hereto.

1.2 The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at 12:00 p.m. on the date hereof at the offices of Paul, Hastings, Janofsky & Walker LLP, 600 Peachtree Street, N.E., Suite 2400, Atlanta, Georgia 30308, or at such other date, time, or location as mutually agreed upon by the Company and Merial.

1.3 Actions to Occur at the Closing. At the Closing, the following actions shall occur:

(a) The Company will deliver to the Investors certificates representing the Shares to be purchased at the Closing by such Investors, in accordance with the allocations set forth on Schedule I, against payment of the purchase price therefor by check or wire transfer made payable to the order of the Company.

(b) The Company will deliver to the Investors each of the following, executed by the Company and such parties thereto as is sufficient to amend the agreement which it purports to amend:

(i) A Second Amended and Restated Investor Rights Agreement, substantially in the form of Exhibit B hereto (the “Restated Investor Rights Agreement”);

(ii) An Amended and Restated Right of First Refusal and Co-Sale Agreement, substantially in the form of Exhibit C hereto (the “Restated Co-Sale Agreement”); and

(iii) An Amended and Restated Voting Agreement, substantially in the form of Exhibit D hereto (the “Restated Voting Agreement” and, collectively with this Agreement, the Restated Investor Rights Agreement, and the Restated Co-Sale Agreement, the “Transaction Documents”).

(c) The Investors shall deliver to the Company the following, duly authorized and executed by the Investors:

(i) The Restated Investor Rights Agreement;

(ii) The Restated Co-Sale Agreement; and

(iii) The Restated Voting Agreement.

(d) The board of directors and stockholders of the Company shall have approved the adoption of the Restated Charter and the Restated Charter shall be in full force and effect at the Closing.

(e) The board of directors and stockholders of the Company shall have approved the adoption of the amendments to the Company’s Amended and Restated Bylaws, substantially in the form of Exhibit E hereto (the “Bylaw Amendments”) and the Bylaw Amendments shall be in full force and effect at the Closing.

(f) The Company shall deliver to the Investors purchasing Shares at the Closing a certificate, signed by the Secretary of the Company, and having attached thereto: (i) a certified copy of the Company’s Restated Charter as in effect at the time of the Closing, (ii) the Company’s Bylaws (including the Bylaw Amendments) as in effect at the time of the Closing, (iii) resolutions approved by the Board of Directors authorizing the transactions contemplated hereby, (iv) resolutions approved by the Company’s stockholders authorizing the filing of the Restated Charter and the Bylaw Amendments, and (v) good standing certificates (including tax good standing) with respect to the Company from the applicable authority(ies) in Delaware and any other jurisdiction in which the Company is qualified to do business, dated a recent date before the Closing.

(g) Merial shall receive from Cooley Godward LLP, counsel for the Company, an opinion addressed to Merial, dated as of the date of the Closing, in the form of Exhibit F hereto.

ARTICLE II.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth on a Schedule of Exceptions (which Schedule of Exceptions shall be arranged in separate sections corresponding to the numbered and lettered sections contained in this Agreement) delivered by the Company to the Investors at the Closing, the Company hereby represents and warrants to the Investors as of the date hereof as follows (where the phrases “to the knowledge of the Company,” “to the Company’s knowledge” or similar phrases are used, this indicates the actual knowledge of those Company’s executive officers identified on Schedule II hereto without investigation or inquiry):

2.1 Organization and Good Standing; Power and Authority; Qualifications. The Company (i) is an entity duly organized, validly existing and in good standing under the laws of the State of Delaware, (ii) has all requisite power and authority to own, lease and operate its properties and to carry on its business as presently conducted and as proposed to be conducted and (iii) has all requisite power and authority to enter into this Agreement and the Transaction Documents, to issue and sell the Shares and the Conversion Shares, and to carry out the provisions of this Agreement, the Transaction Documents and the Restated Charter. The Company is qualified to transact business as a foreign entity in, and is in good standing under the laws of, the State of North Carolina under its name, which is the only jurisdiction wherein the character of the property owned or leased or the nature of the activities conducted by it makes such qualification necessary.

2.2 Authorization of the Transaction Documents. All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization of this Agreement and the Transaction Documents, the performance of all obligations of the Company hereunder and thereunder at the Closing and the authorization, sale, issuance and delivery of the Shares pursuant hereto and the Conversion Shares pursuant to the Restated Charter has been taken. This Agreement and the Transaction Documents, when executed and delivered, will be valid and binding obligations of the Company enforceable in accordance with their terms, except to the extent that enforceability may be limited by (a) bankruptcy, insolvency or other similar laws of general application affecting enforcement of creditors’ rights, or (b) general principles of equity that restrict the availability of equitable remedies. The sale of the Shares and the subsequent conversion of the Shares into Conversion Shares are not and will not be subject to any preemptive rights or rights of first refusal that have not been properly waived or complied with.

2.3 Capitalization.

(a) The authorized capital stock of the Company, immediately prior to the Closing, consists of (i) Forty Million (40,000,000) shares of Common Stock, Three Million Six Hundred Ninety-Two Thousand Seven Hundred Fifty-Nine (3,692,759) shares of which are issued and outstanding and Seven Thousand Five Hundred Twenty (7,520) shares of which are reserved for issuance under outstanding Common Stock warrants and Sixteen Million Twenty-Five Thousand Eight Hundred Twenty-Six (16,025,826) shares of which are reserved for issuance upon conversion of outstanding Preferred Stock and Preferred Stock Warrants, and (ii) Ten Million (10,000,000) shares of Preferred Stock. Of the Preferred Stock, Thirty-One Thousand Four Hundred Ten (31,410) shares are designated Series A Preferred Stock, Thirty-One Thousand Four Hundred Seven (31,407) shares of which are outstanding; Seven Hundred Eleven Thousand Nine Hundred Eighty-Seven (711,987) shares are designated Series B Preferred Stock, Seven Hundred Eleven Thousand Nine Hundred Eighty-Seven (711,987) shares of which are outstanding; Two Million Nine Hundred Sixty-Seven Thousand Six Hundred Seventy-Eight (2,967,678) shares are designated Series C Preferred Stock, Two Million Nine Hundred Sixty-Seven Thousand Six Hundred Seventy-Eight (2,967,678) shares of which are issued and outstanding; Three Million Seventy-Six Thousand Nine Hundred Twenty-Three (3,076,923) shares are designated Series C-1 Preferred Stock, Nine Hundred Eighty-Four Thousand Six Hundred Fifteen (984,615) shares of which are issued and outstanding and One Hundred Ninety-Six Thousand Nine Hundred Twenty-Three (196,923) shares of which are reserved for issuance under outstanding Series C-1 Warrants; and Two Million Three Hundred Forty-Seven Thousand Eight Hundred Twenty-Six (2,347,826) shares are designated Series C-2 Preferred Stock, none of which are issued and outstanding immediately prior to the Closing.

(b) As of the date hereof, under the Company’s Stock Option Plan (the “Option Plan”), the Company’s now terminated All Employee Share Ownership Plan (the “AESOP”) and the Company’s now terminated Company Share Ownership Sub-Plan (the “CSOP” and, collectively with the Option Plan and the AESOP, the “Plans”), (i) 890,951 shares have been issued pursuant to the Plans, (ii) options to purchase 3,029,888 shares have been granted and are currently outstanding and (iii) 427,697 shares of Common Stock remain available for future issuance to officers, directors, employees and consultants of the Company. Other than a recent increase of 645,000 in the number of shares of Common Stock available for issuance under the Option Plan to officers, directors, employees and consultants of the Company, there have been no changes in such numbers as of the Closing that are not in the ordinary course and consistent with past practice. The Company has not made any representations regarding equity incentives to any officer, employee, director or consultant that are inconsistent with the share amounts and terms set forth in the Company’s board minutes.

(c) Other than (i) the shares reserved for issuance under the Plans, (ii) warrants to purchase 7,520 shares of Common Stock and (iii) warrants to purchase 196,923 shares of Series C-1 Preferred Stock, and except as may be granted pursuant to this Agreement and the Transaction Documents, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal), proxy or stockholder agreements, or agreements of any kind for the purchase or acquisition from the Company of any of its securities. All such preemptive rights have been properly complied with or waived with respect to all prior issuances of capital stock and with respect to the issuance of the Shares and Conversion Shares.

(d) All issued and outstanding shares of the Company’s Common Stock and Preferred Stock have been duly authorized and validly issued, are fully paid and nonassessable, and were issued in compliance with all applicable state and federal laws concerning the issuance of securities; and all issued and outstanding shares of the Company’s Common Stock are subject to a right of first refusal in favor of the Company upon transfer.

(e) The rights, preferences, privileges and restrictions of the Shares are as stated in the Restated Charter. Each series of outstanding Preferred Stock is convertible into Common Stock at the following conversion prices as of the date hereof: $1.99 as to the Series A Preferred Stock; $2.2525 as to the Series B Preferred Stock; $2.5375 as to the Series C Preferred Stock; and $3.25 as to the Series C-1 Preferred Stock. The consummation of the transactions contemplated hereunder will not result in any anti-dilution adjustment or other similar adjustment to the outstanding shares of Preferred Stock. The Conversion Shares have been duly and validly reserved for issuance. When issued in compliance with the provisions of this Agreement and the Restated Charter, the Shares and the Conversion Shares will be validly issued, fully paid and nonassessable, and will be free of any liens or encumbrances other than (i) liens and encumbrances created by or imposed upon the Investors and (ii) any right of first refusal set forth in the Company’s Bylaws; provided, however, that the Shares and the Conversion Shares may be subject to restrictions on transfer under state and/or federal securities laws as set forth herein or as otherwise required by such laws at the time a transfer is proposed.

(f) All outstanding shares of Common Stock and Preferred Stock, and all shares of Common Stock and Preferred Stock issuable upon the exercise or conversion of outstanding options, warrants or other exercisable or convertible securities are subject to a market standoff or “lockup” agreement for a period not to exceed 180 days following the Company’s initial public offering.

2.4 Financial Statements. The Company has made available to the Investors (a) its audited balance sheets as of December 31, 2006 and 2005 and audited statement of income and cash flows for the twelve months ending December 31, 2006 and 2005, and (b) its unaudited balance sheet as of December 31, 2007 (the “Balance Sheet Date”) and an unaudited consolidated statement of income and cash flows for the twelve month period ending on the Balance Sheet Date (collectively, the “Financial Statements”). The Financial Statements have been prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated, except as disclosed therein, and except for any notes that might be required under GAAP, and present fairly in all material respects the financial condition and position of the Company as of the dates, and for the periods, indicated therein, subject in the case of the unaudited Financial Statements to normal year-end audit adjustments. The Company maintains and will continue to maintain a standard system of accounting established and administered in accordance with GAAP.

2.5 Absence of Undisclosed Liabilities. The Company has no material liabilities, debts or obligations, whether accrued, absolute, contingent or otherwise, and whether due or to become due, including without limitation liabilities on account of taxes, other governmental charges or lawsuits, other than liabilities reflected in the Financial Statements and liabilities incurred in the ordinary course of business since the Balance Sheet Date which have not been, either in any individual case or in the aggregate, materially adverse to the Company.

2.6 Absence of Material Changes. Since the Balance Sheet Date: (a) the Company has not entered into any transaction which was not in the ordinary course of business; (b) there has been no materially adverse change in the condition (financial or otherwise), business, prospects, property, assets or liabilities of the Company; (c) there has been no change to, destruction of or loss of physical property (whether or not covered by insurance) materially and adversely affecting the business or operations of the Company as conducted or currently proposed to be conducted; (d) the Company has not increased the compensation of any of its officers, or the rate of pay of its employees as a group; (e) there has been no resignation or termination of employment of any key officer of the Company, and the Company does not know of the impending resignation or termination of employment of any such key officer that, if consummated, would have a materially adverse effect on its business; (f) there has been no labor dispute involving the Company or its employees and none is pending or, to the Company’s knowledge, threatened; (g) there has not been any material change, except in the ordinary course of business, in the contingent obligations of the Company, by way of guaranty, endorsement, indemnity, warranty or otherwise; (h) there has not been any other event or condition of any character that, either individually or cumulatively, has materially and adversely affected the business, assets, liabilities, financial condition, prospects or operations of the Company; (i) there has been no change in any material agreement to which the Company is a party or by which it is bound which materially and adversely affects the business, assets, liabilities, financial condition, operations or prospects of the Company; (j) there has been no waiver or compromise by the Company of any valuable right or any material debt owed to the Company; and (k) the Company has not made any arrangement or commitment to do any of the acts described in subsections (a) through (j) of this Section 2.6.

2.7 No Conflict. The execution, delivery and performance by the Company of its obligations under this Agreement and the Transaction Documents and the consummation by the Company of the transactions contemplated hereby and thereby will not (a) violate any provision of law, statute, rule or regulation, or any ruling, writ, injunction, order, judgment or decree of any court, administrative agency or other governmental body applicable to it, or any of its properties or assets, (b) conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute (with due notice or lapse of time, or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of any lien or other encumbrance upon any of its properties or assets under, any contract to which it is a party or the suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to the Company, its business or operations or any of its assets or properties or (c) violate its Restated Charter or Bylaws.

2.8 Agreements.

(a) Except for agreements explicitly contemplated hereby and agreements between the Company and its employees with respect to the sale of the Company’s Common Stock (including stock option agreements), there are no agreements, understandings or proposed transactions between the Company and any of its officers, directors, employees, affiliates or any affiliate thereof.

(b) There are no agreements, understandings, instruments, contracts, proposed transactions, judgments, orders, writs or decrees to which the Company is a party or to its knowledge by which it is bound which may involve (i) future obligations (contingent or otherwise) of, or payments to, the Company in excess of $50,000 (other than obligations of, or payments to, the Company arising from purchase or sale agreements entered into in the ordinary course of business), or (ii) the transfer or license of any patent, copyright, trade secret or other proprietary right to or from the Company (other than licenses by the Company of “off the shelf” or other standard products, or to the Company’s technology and software in the ordinary course of its service business), or (iii) provisions restricting the development, manufacture or distribution of the Company’s products or services, or (iv) indemnification by the Company with respect to infringements of proprietary rights (other than indemnification obligations arising from service, purchase, sale or license agreements entered into in the ordinary course of business).

(c) The Company has not (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii) incurred or guaranteed any indebtedness for money borrowed or any other liabilities (other than as disclosed in the Financial Statements) individually in excess of $25,000 or in excess of $50,000 in the aggregate, (iii) made any loans or advances to any person (including employees, officers and directors of the Company), other than ordinary advances for travel expenses, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business.

(d) For the purposes of subsections (b) and (c) above, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same person or entity (including persons or entities the Company has reason to believe are affiliated therewith) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsections.

(e) The Company has not engaged in the past three (3) months in any discussion (i) with any representative of any corporation or corporations regarding the consolidation or merger of the Company with or into any such corporation or corporations, (ii) with any corporation, partnership, association or other business entity or any individual regarding the sale, conveyance or disposition of all or substantially all of the assets of the Company, or a transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Company is disposed of, or (iii) regarding any other form of acquisition, liquidation, dissolution or winding up, of the Company.

2.9 Intellectual Property Rights.

(a) The Company owns or has the right to use pursuant to license, sublicense, agreement or permission all Intellectual Property (as defined below), individually or in the aggregate, material to the operation of its business. To the knowledge of the Company, the Company has not interfered with, infringed upon or misappropriated any Intellectual Property rights of third parties and, to the Company’s knowledge, the business conducted and proposed to be conducted by the Company will not interfere with, infringe upon or misappropriate any Intellectual Property rights of third parties; and none of the Company nor Yves J. Ribeill, Chuck Osborne, Brian Schwab, Scott Huber, Jeff Clark, Kerrie Powell, Loic LeHir de Fallois, Clare Murray, Phil Timmons, Ann Sluder or Mike Garrett (each a “Key Employee” and collectively the “Key Employees”) has received any charge, complaint, claim, demand or notice alleging any such interference, infringement or misappropriation (including any claim that it must license or refrain from using any Intellectual Property rights of any third party). To the knowledge of the Company (including the Key Employees), no third party has interfered with, infringed upon or misappropriated any Intellectual Property rights of the Company.

(b) There are no outstanding options, licenses or agreements of any kind relating to the Company’s Intellectual Property, nor is the Company bound by or a party to any options, licenses or agreements of any kind with respect to the Intellectual Property of any other person or entity other than such licenses or agreements arising from the purchase of “off the shelf” or standard products, or in the ordinary course of the Company’s service business.

(c) The Company has not disclosed any of the Intellectual Property in a manner that would materially and adversely affect the Company, other than to persons subject to agreements regarding the confidential treatment thereof.

(d) The Company is not aware that any of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with their duties to the Company or that would conflict with the Company’s business as conducted or proposed to be conducted. Each former and current employee, officer and consultant of the Company has executed a Confidentiality, Inventions and Non-Competition Agreement in the form of Exhibit G (the “Non-Competition Agreement”). No former or current employee, officer or consultant of the Company has excluded works or inventions made prior to his or her employment with the Company from his or her assignment of inventions pursuant to such employee, officer or consultant’s Non-Competition Agreement. The Company does not believe it is or will be necessary to utilize any inventions, trade secrets or proprietary information of any of its employees made prior to their employment by the Company, except for inventions, trade secrets or proprietary information that have been assigned to the Company.

(e) “Intellectual Property” means (i) all worldwide inventions and discoveries (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof, (ii) all trademarks, service marks, trade dress, logos, trade names and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (iii) all copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith, (iv) all mask works and all applications, registrations and renewals in connection therewith, (v) all know-how, trade secrets and confidential business information, whether patentable or unpatentable and whether or not reduced to practice (including ideas, research and development, know-how, formulas, compositions, manufacturing and production process and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals), (vi) all computer software (including data and related documentation), (vii) all other proprietary rights, (viii) all copies and tangible embodiments thereof (in whatever form or medium) and (ix) all licenses and agreements in connection therewith.

2.10 Subsidiaries and Equity Investments. The Company has never had, nor does it have, any subsidiaries, nor has it owned, nor does it own, whether directly or indirectly owned, any capital stock or other proprietary interest, directly or indirectly, in any corporation, association, trust, partnership, joint venture or other entity.

2.11 Corporate Minute Books. The corporate records of the Company contain a complete summary of all meetings and actions by the Company’s Board of Directors and stockholders, and are correct and complete in all respects. True and correct copies thereof have been provided to Merial and/or its legal counsel.

2.12 Employee Benefit Plans. The Company has no plan, program, policy, contract, agreement or other arrangement providing for compensation, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other employee benefits of any kind, whether funded or unfunded, written or oral, which is now sponsored, maintained, contributed to or required to be contributed to by the Company or pursuant to which it has any liability, contingent or otherwise, including, but not limited to, any “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). Section 2.12 of the Schedule of Exceptions lists each management, employment, bonus, option, equity (or equity related), severance, consulting, noncompete, confidentiality or similar agreement or contract, pursuant to which the Company has any liability, contingent or otherwise, between the Company and any current, former or retired employee, officer, consultant, independent contractor, agent or director of the Company. The Company does not sponsor, maintain, contribute to, or is required to contribute to, nor has it ever sponsored, maintained, contributed to or been required to contribute to, or incurred any liability to: (a) any “defined benefit plan” (as defined in ERISA Section 3(35)); (b) any “multiemployer plan” (as defined in ERISA Section 3(37)); or (c) any benefit plan that provides, or has any liability to provide, life insurance, medical, severance or other employee welfare benefits to any employee upon his or her retirement or termination of employment, except as required by Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”). Neither the Company nor any of its affiliates is (i) a member of a “controlled group of corporations,” under “common control” or an “affiliated service group” within the meaning of Sections 414(b), (c) or (m) of the Code, (ii) required to be aggregated under Section 414(o) of the Code, or (iii) under “common control,” within the meaning of Section 4001(a)(14) of ERISA, or any regulations promulgated or proposed under any of the foregoing Sections, in each case with any other entity.

2.13 Labor Relations; Employees. The Company is not delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed or amounts required to be reimbursed by them. The Company is in compliance with all applicable federal, state and local laws, rules and regulations respecting employment, employment practices, labor, terms and conditions of employment and wages and hours, and is not bound by nor subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, commitment or arrangement with any labor union, and no labor union has requested or, to the knowledge of the Company, has sought to represent any of the employees, representatives or agents of the Company. There is no labor strike, dispute, slowdown or stoppage actually pending or, to the knowledge of the Company, threatened against or involving the Company. To the Company’s knowledge, no employee of the Company, nor any consultant with whom the Company has contracted, is in violation of any term of any employment contract, proprietary information agreement or any other agreement relating to the right of any such individual to be employed by, or to contract with, the Company; and to the Company’s knowledge the continued employment by the Company of its present employees, and the performance of the Company’s contracts with its independent contractors, will not result in any such violation. The Company has not received any notice alleging that any such violation has occurred. No employee of the Company has been granted the right to continued employment by the Company or to any material compensation following termination of employment with the Company. To the knowledge of the Company, no employee has any plans to terminate his or her employment with the Company nor does the Company have a present intention to terminate the employment of any officer, Key Employee or group of employees. There are no actions pending, or to the Company’s knowledge, threatened, by any former or current employee concerning such person’s employment by the Company. To the knowledge of the Company, each of the Key Employees is entitled lawfully to reside in the United States and perform services for the Company. Without limiting the generality of the foregoing, to the knowledge of the Company, the employment by the Company of each of the Key Employees does not violate any applicable law and each Key Employee has all necessary visas, permits and other governmental authorizations necessary to reside in the United States and to be employed by the Company. No visa fees are due or payable by the Company in order to maintain the right of any Key Employee to continue to be employed by the Company in the United States.

2.14 Litigation; Orders. There is no civil, criminal or administrative action, suit, claim, notice, hearing, inquiry, proceeding or investigation at law or in equity (“Proceeding”) by or before any court, arbitrator or similar panel, governmental instrumentality or other agency now pending or, to the knowledge of the Company, threatened against the Company or the assets or the business of the Company. The foregoing includes, without limitation, actions pending or, to the Company’s knowledge, threatened or any basis therefor known by the Company involving the prior employment of any of the Company’s employees, their use in connection with the Company’s business of any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers. The Company is not subject to any order, writ, injunction or decree of any court of any federal, state, municipal or other domestic or foreign governmental department, commission, board, bureau, agency or instrumentality. There is no action, suit, proceeding or investigation by the Company currently pending or which the Company intends to initiate.

2.15 Compliance with Laws; Permits. To the Company’s knowledge, the Company (a) has complied in all material respects with all federal, state, local and foreign laws, rules, ordinances, codes, consents, authorizations, registrations, regulations, decrees, directives, judgments and orders materially applicable to it and its business and (b) has all federal, state, local and foreign governmental licenses, permits and qualifications necessary in the conduct of its business as currently conducted, such licenses, permits and qualifications are in full force and effect, and no violations have been recorded in respect of any such licenses, permits and qualifications, and no proceeding is pending or, to the knowledge of the Company, threatened to revoke or limit any such license, permit or qualification.

2.16 Compliance with Securities Laws. The offer and sale of the Shares as contemplated hereby and the issuance and delivery of the Conversion Shares to the Investors upon the conversion of the Shares are each exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), and under applicable state securities and “blue sky” laws, as currently in effect. All shares of capital stock and other securities issued by the Company at or prior to the Closing have been issued in transactions exempt from registration under the Securities Act, and all applicable state securities or “blue sky” laws. The Company has not violated the Securities Act or any applicable state securities or “blue sky” laws in connection with the issuance of any shares of capital stock or other securities at or prior to the Closing. The Company has not offered any of its capital stock, or any other securities, for sale to or solicited any offers to buy any of the foregoing from the Company, or otherwise approached or negotiated with any other person in respect thereof, in such a manner as to require registration under the Securities Act. None of the events described in Item 401(f) of Regulation S-K under the Securities Act has occurred during the last five years with respect to any director or officer of the Company.

2.17 Related Party Transactions. There are no obligations of the Company to officers, directors, stockholders, or employees of the Company other than (a) for payment of salary for services rendered, (b) reimbursement for reasonable expenses incurred on behalf of the Company and (c) for other standard employee benefits made generally available to all employees (including stock option agreements outstanding under any stock option plan approved by the Board of Directors of the Company). None of the officers, directors or, to the knowledge of the Company, Key Employees or stockholders of the Company or any members of their immediate families, is indebted to the Company or has any direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation which competes with the Company, other than passive investments in publicly traded companies (representing less than 1% of such company) which may compete with the Company. No officer, director or stockholder, or any member of their immediate families, is, directly or indirectly, interested in any material contract with the Company (other than such contracts as relate to any such person’s ownership of capital stock or other securities of the Company).

2.18 Disclosure. The Company has provided the Investors with all information requested by them in connection with their decision to purchase the Shares, including all information the Company believes is reasonably necessary to make such investment decision. Neither this Agreement, the exhibits hereto, the Transaction Documents nor any other document delivered by the Company to the Investors or their respective attorneys or agents in connection herewith or therewith or with the transactions contemplated hereby or thereby, contain any untrue statement of a material fact nor, omit to state a material fact necessary in order to make the statements contained herein or therein not misleading. To the Company’s knowledge, there are no facts which (individually or in the aggregate) materially adversely affect the business, assets, liabilities, financial condition, prospects or operations of the Company that have not been set forth in the Agreement, the exhibits hereto, the Transaction Documents or in other documents delivered to the Investors or their respective attorneys or agents in connection herewith.

2.19 Taxes. The Company has filed all Tax Returns (as such terms are defined below) required by law to have been filed by it and has paid all Taxes required to be paid by it including, without limitation, any Tax levied upon any of its properties, assets, income or franchises. All Tax Returns filed by the Company were complete and correct in all material respects, and each such Tax Return was timely filed. All amounts required to be collected or withheld by the Company have been collected or withheld and any such amounts that are required to be remitted to any taxing authority have been duly remitted. The Company has not been advised (a) that any of its returns, federal, state or other, have been or are being audited as of the date hereof, or (b) of any deficiency in assessment or proposed judgment to its federal, state or other taxes. The Company has no knowledge of any liability of any tax to be imposed upon its properties or assets as of the date of this Agreement that is not adequately provided for.

“Taxes,” for purposes of this Agreement, means all taxes, charges, fees, levies or other assessments (whether federal, state, local or foreign), including without limitation income, gross receipts, excise, property, estate, sales, use, value added, transfer, license, payroll, franchise, ad valorem, withholding, Social Security and unemployment taxes, as well as any interest, penalties and other additions to such taxes, charges, fees, levies or other assessments.

“Return” shall mean any report, return, statement, estimate, declaration, notice, form or other information required to be supplied to a taxing authority in connection with Taxes.

2.20 Environmental Protection. The Company at all times has been operated and is in compliance in all material respects with all applicable federal, state, local, and foreign laws, rules, regulations, codes, ordinances, orders, decrees, directives and judgments relating to Environmental Matters, including all limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in all applicable Environmental Laws. The Company has obtained, and is in compliance in all material respects with, all permits, licenses, authorizations, registrations and other governmental consents required by applicable Environmental Laws (“Environmental Permits”), including without limitation those regulating emissions, discharges, or releases of Hazardous Substances, or the use, storage, treatment, transportation, release, emission and disposal of raw materials, byproducts, wastes and other substances used or produced by or otherwise relating to its business.

For the purposes of this Section 2.20, the following terms shall have the meanings indicated:

“Environmental Laws” means, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601, et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001, et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901, et seq.; the Toxic Substances Control Act, 15 U. S.C. §§ 2601, et seq.; the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. §§ 136, et seq.; the Clean Air Act, 42 U.S.C. §§ 7401, et seq.; the Clean Water Act (Federal Water Pollution Control Act), 33 U.S.C. §§ 1251 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f, et seq.; the Occupational Safety and Health Act, 29 U.S.C. §§ 641, et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. §§ 1801, et seq.; as any of the above statutes have been amended from time to time, all rules and regulations promulgated pursuant to any of the above statutes, and any other foreign, federal, state or local law, statute, ordinance, rule or regulation governing Environmental Matters, as the same have been amended from time to time, including any common law cause of action providing any right of remedy relating to Environmental Matters, all indemnity agreements and other contractual obligations (including leases, asset purchase and merger agreements) relating to environmental matters, and all applicable judicial and administrative decisions, orders, and decrees relating to Environmental Matters.

“Environmental Matter” means any matter arising out of, relating to, or resulting from pollution, contamination, protection of the environment, human health or safety, health or safety of employees, sanitation, and any matters relating to emissions, discharges, disseminations, releases or threatened releases, of Hazardous Substances into the air (indoor and outdoor), surface water, groundwater, soil, land surface or subsurface, buildings, facilities, real or personal property or fixtures or otherwise arising out of, relating to, or resulting from the manufacture, processing, distribution, use, treatment, storage, disposal, transport, handling, release or threatened release of Hazardous Substances.

“Hazardous Substance” means any substance or material meeting any one or more of the following criteria: (i) it is or contains a substance designated as a hazardous waste, hazardous substance, hazardous material, pollutant, contaminant, toxic substance or any other substance regulated under any Environmental Law; (ii) its presence at some quantity requires investigation, notification or remediation under any Environmental Law; or (iii) it contains, without limiting the foregoing, asbestos, polychlorinated biphenyls, petroleum hydrocarbons, petroleum derived substances or waste, crude oil or any fraction thereof, nuclear fuel, natural gas or synthetic gas.

2.21 Consents. No permit, authorization, consent or approval (“Consent”) of or by, or any notification of or filing with, any person (governmental or private) is required in connection with the execution, delivery and performance by the Company of this Agreement or the Transaction Documents or any documentation relating hereto or thereto, the consummation by the Company of the transactions contemplated hereby or thereby, or the issuance, sale or delivery of the Shares or the Conversion Shares under this Agreement except for filings pursuant to Regulation D of the Securities Act, and applicable state securities laws, which have been made or will be made in a timely manner.

2.22 Insurance. The assets of the Company that are of insurable character are covered by insurance with reputable insurers against risks of liability, casualty and fire and other losses and liabilities customarily obtained to cover comparable businesses and assets in amounts, scope and coverage that are consistent with prudent industry practice.

2.23 Brokers. Neither the Company, any of its subsidiaries, nor any of its officers, directors, employees or stockholders has employed any broker, agent, investment banker or finder in connection with the transactions contemplated by this Agreement nor is any person or firm advising the Company entitled to any broker’s or finder’s fee or any other commission directly or indirectly in connection with the transactions contemplated herein. The Company is not a party to any contract that grants rights to any third party with respect to the performance of investment banking services for it, including without limitation with respect to its sale or a public offering, including an initial public offering, of its securities.

2.24 Property; Absence of Liens. The Company owns no real property. The Company has leasehold title to the premises leased pursuant to the lease agreements set forth in Section 2.24 of the Schedule of Exceptions (the “Leased Real Property”), and owns its personal property and other assets free and clear of all imperfections of title created by the Company and all encumbrances created by the Company, except for (i) those consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of such property or irregularities in title thereto which, individually and in the aggregate, do not materially impair the use of such property, (ii) warehousemen’s, mechanics’, carriers’, landlords’, repairmen’s or other similar encumbrances arising in the ordinary course of business and securing obligations not yet due and payable, and (iii) other encumbrances that arise in the ordinary course of business and that individually and in the aggregate do not materially impair its use of such property or assets. To the knowledge of the Company, there are no intended public improvements that will result in any charge being levied against, or in the creation of any encumbrances upon, the Leased Real Property or any portion thereof. To the knowledge of the Company, there are no options, rights of first refusal, rights of first offer or other similar rights with respect to the Leased Real Property or other assets.

2.25 Compliance with Other Instruments. The Company is not in violation or default of any term of its charter documents, each as amended, or of any provision of any mortgage, indenture, contract, agreement, instrument or contract to which it is party or by which it is bound or of any judgment, decree, order or writ. The Company has avoided every condition, and has not performed any act, the occurrence of which would result in the Company’s loss of any right granted under any license, distribution agreement or other agreement required to be disclosed on the Schedule of Exceptions.

2.26 Obligations of Management. Each officer and Key Employee of the Company is currently devoting substantially all of his or her business time to the conduct of the business of the Company. The Company is not aware that any officer or Key Employee of the Company is planning to work less than full time at the Company in the future. No officer or Key Employee is currently working or, to the Company’s knowledge, plans to work for a competitive enterprise, whether or not such officer or Key Employee is or will be compensated by such enterprise.

2.27 Registration Rights and Voting Rights. Except as required pursuant to the Restated Investor Rights Agreement, the Company is presently not under any obligation, and has not granted any rights, to register (as defined in Section 1.1 of the Restated Investor Rights Agreement) any of the Company’s presently outstanding securities or any of its securities that may hereafter be issued. To the Company’s knowledge, except as contemplated in the Restated Voting Agreement, no stockholder of the Company has entered into any agreement with respect to the voting of equity securities of the Company.

2.28 Real Property Holding Corporation. The Company is not a real property holding corporation within the meaning of Code Section 897(c)(2) and any regulations promulgated thereunder.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE INVESTORS

Each Investor, severally and not jointly, represents and warrants to the Company as to itself only, as follows (provided that such representations and warranties do not lessen or obviate the representations and warranties of the Company set forth in Article II of this Agreement):

3.1 Investment Representations. Such Investor is acquiring the Shares for its own account, for investment and not with a view to the distribution thereof within the meaning of the Securities Act. Such Investor understands that (i) the Shares have not been, and that the Conversion Shares will not be, registered under the Securities Act or any state securities laws, by reason of their issuance by the Company in a transaction exempt from the registration requirements thereof and (ii) the Shares and the Conversion Shares may not be sold unless such disposition is registered under the Securities Act and applicable state securities laws or is exempt from registration thereunder. Such Investor further understands that the exemption from registration afforded by Rule 144 (the provisions of which are known to such Investor) promulgated under the Securities Act depends on the satisfaction of various conditions, and that, if applicable, Rule 144 may afford the basis for sales only in limited amounts. Such Investor is an “accredited investor” (as defined in Rule 501(a) under the Securities Act). Such Investor has been provided the opportunity at reasonable times prior to the date hereof to discuss the Company with directors, officers and management of the Company and to review the Company’s operations. Such Investor has also had the opportunity to ask questions and receive answers regarding the terms and conditions of the offering of the Shares.

3.2 Corporate Matters. Each of this Agreement and the Transaction Documents to which such Investor is a party (together, the “Investment Documents”) has been duly authorized by all necessary corporate action on the part of such Investor. Each of the Investment Documents constitutes a valid and binding agreement of such Investor enforceable against such Investor in accordance with its terms except to the extent that enforceability may be limited by bankruptcy, insolvency or other similar laws affecting creditors’ rights generally and as enforceability may be limited by general principles of equity. Such Investor has all corporate power and authority to enter into and perform the Investment Documents.

3.3 Brokers. Such Investor has not employed any broker, agent, investment banker or finder in connection with the transactions contemplated by this Agreement nor is any person or firm advising such Investor entitled to any broker’s or finder’s fee or any other commission directly or indirectly in connection with the transactions contemplated herein.

ARTICLE IV.

CONDITIONS TO THE INVESTORS’ OBLIGATIONS AT A CLOSING

The obligations of the Investors under this Agreement are subject to the satisfaction (or waiver by an Investor with respect to itself only) on or before the Closing of each of the following conditions:

4.1 Representations and Warranties True. The representations and warranties of the Company contained in Article II shall be true on and as of the Closing with the same force and effect as if they had been made at the time of the Closing.

4.2 Performance. The Company shall have performed and complied with all other conditions, covenants and agreements contained in this Agreement required to be performed or complied with by it on or before such Closing.

4.3 Qualifications. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Shares pursuant to this Agreement and completion of the transactions contemplated by this Agreement and the Transaction Documents (including any filing required to comply with the Hart Scott Rodino Antitrust Improvements Act of 1976, and except for such as may be properly obtained subsequent to the Closing), shall have been duly obtained by the Company and shall be effective on and as of such Closing.

4.4 Reservation of Shares and Conversion Shares. The Shares and the Conversion Shares issuable upon conversion of the Shares shall have been duly authorized and reserved for issuance.

4.5 Restated Charter. Prior to the Closing, the Company shall have duly adopted, executed and filed with the Secretary of State of Delaware the Restated Charter, and it shall be in full force and effect and not further amended or modified as of the Closing.

4.6 Bylaw Amendments. Prior to the Closing, the board of directors and stockholders of the Company shall have approved the Bylaw Amendments, and such Bylaw Amendments shall be in full force and effect and not further amended or modified as of the Closing.

4.7 Key Man Insurance. The Company shall have obtained with financially sound and reputable insurers, life insurance in the amount of Three Million Dollars ($3,000,000) on the life of Yves Ribeill, commencing not later than the date of the Closing. Such policy or policies shall be owned by the Company and all benefits thereunder shall be payable to the Company.

4.8 Preemptive Rights. The Company shall have fully satisfied (including with respect to rights of timely notification) or obtained enforceable waivers in respect of any preemptive or similar rights directly or indirectly affecting any of its securities.

4.9 Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated hereby and all documents and instruments incident to such transactions shall be in form and substance reasonably satisfactory to the Investors and their respective counsel and the Investors shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request. Such documents may include good standing certificates.

4.10 Corporate Documents. The Company shall have delivered to the Investors and their respective counsel, copies of all corporate documents of the Company as the Investors shall reasonably request.

4.11 Actions to Occur at the Closing. At or before the Closing, the actions required by Section 1.3 shall have taken place, and the Transaction Documents shall all have been executed and delivered by the parties thereto.

4.12 Compliance Certificate. The Company shall have delivered to the Investors a certificate, dated as of the date of the Closing, signed by its President, certifying that the conditions specified in Sections 4.1 through 4.8 have been fulfilled.

ARTICLE V.

CONDITIONS TO THE COMPANY’S OBLIGATIONS AT A CLOSING

The obligations of the Company under this Agreement are subject to the satisfaction (or waiver in writing by the Company) on or before the Closing of each of the following conditions:

5.1 Representations and Warranties True. The representations and warranties contained in Article III by the Investors shall be true on and as of the Closing with the same force and effect as if they had been made at the time of the Closing.

5.2 Performance. The Investors shall have performed and complied with all other conditions, covenants and agreements contained in this Agreement required to be performed or complied with by them on or before such Closing.

5.3 Actions to Occur at a Closing. At or before the Closing, the actions required by Section 1.3(a) and (c) shall have taken place, and the Transaction Documents shall all have been executed and delivered by the parties thereto.

ARTICLE VI.

COVENANTS

6.1 Indemnification. The Company agrees to indemnify Merial and its officers, directors, employees, agents, partners and affiliates (collectively, the “Indemnified Parties”) for, and hold each Indemnified Party harmless from and against: (i) any and all damages, losses, claims and other liabilities of any and every kind, including, without limitation, judgments and costs of settlement, and (ii) any and all out-of-pocket costs and expenses of any and every kind, including, without limitation, reasonable fees and disbursements of counsel for such Indemnified Parties (all of which expenses periodically shall be reimbursed as incurred), in each case, arising out of or suffered or incurred in connection with any of the following: (a) any misrepresentation or any breach of any warranty made by the Company herein or in any of the other Transaction Documents, (b) any breach or non-fulfillment of any covenant or agreement made by the Company herein or in any of the other Transaction Documents or (c) any investigative, administrative or judicial proceeding or claim brought or threatened by a third party, relating to or arising out of the matters described in clauses (a) and (b).

6.2 Rights of First Negotiation.

(a) Upon Change of Control.

(i) In the event that the Company’s Board of Directors approves a Change of Control which will result in the surviving entity or Change of Control party having an internal Insecticide research and development program developing and/or marketing products for AH Use other than for Merial, the Company shall so notify Merial in writing (the “Change of Control Notice”). Merial shall have 14 days from receipt of the Change of Control Notice to inform the Company in writing that it wishes to enter into good faith negotiations with the Company to acquire the Company’s Animal Health Business (the “Request for Negotiation Notice”). For a 30 day period commencing on the date that Merial delivers to the Company its Request for Negotiation Notice (the “Pre-Valuation Period”), Merial and the Company shall negotiate in good faith in order to enter into a mutually acceptable Binding Term Sheet for the acquisition of the Company’s Animal Health Business by Merial.

(ii) If, despite their reasonable efforts, Merial and the Company are unable to enter into a Binding Term Sheet for the acquisition of the Company’s Animal Health Business by Merial during the Pre-Valuation Period, but Merial is still interested in pursuing the acquisition of the Company’s Animal Health Business, no later than the 3rd day following the end of the Pre-Valuation Period Merial shall so notify the Company in writing that it wishes to continue negotiations (the “Continued Negotiation Notice”). Within 10 days after delivery of the Continued Negotiation Notice, Merial and the Company shall use reasonable efforts to jointly identify an investment bank (who shall be independent and not having performed any investment banking or related services for either party in the previous two years) (the “Investment Bank”) for purposes of performing a valuation of the Company’s Animal Health Business. The fees and expenses of the Investment Bank shall be borne equally by the Company and Merial.

(iii) The Investment Bank shall deliver its valuation (the “Valuation”) of the Company’s Animal Health Business to the Company and Merial within a 30 day period commencing with its identification and engagement by Merial and the Company (the “Valuation Period”). For a 30 day period commencing on the delivery by the Investment Bank of the Valuation (the “Intermediate Negotiation Period”), the Company and Merial shall negotiate in good faith in order to enter into a mutually acceptable Binding Term Sheet for the acquisition of the Company’s Animal Health Business by Merial.

(iv) If, despite their reasonable efforts, Merial and the Company are unable to enter into a Binding Term Sheet for the acquisition of the Company’s Animal Health Business by Merial during the Intermediate Negotiation Period, and thereafter the Company wishes to divest the Company’s Animal Health Business to a third party (the “Third Party Divestment”), the Company will not be entitled to consummate any Third Party Divestment unless the purchase price is equal to or greater than the Valuation. Within 3 days after execution of a term sheet (or definitive agreement, whichever shall first occur) with a third party with respect to a Third Party Divestment, the Company shall deliver a copy of such term sheet (or definitive agreement, as applicable) (the “Third Party Divestment Notice”) to an independent party appointed by Merial at its sole expense (e.g. a lawyer, investment banker or accountant reasonably acceptable to the Company) (the “Independent Verifier”) who shall check compliance of the Third Party Divestment to this Section 6.2(a)(iv) and report only its conclusion to Merial regarding such compliance (without disclosing to Merial the terms and conditions of the Third Party Divestment) within 14 days of its receipt (the “Verification Period”). The Independent Verifier shall be bound by appropriate confidentiality obligations. The Independent Verifier’s assessment shall be binding on Merial and the Company. If the Independent Verifier concludes that the consideration to be paid in the Third Party Divestment is equal to or greater than the Valuation, Merial shall have no further rights with respect to the Third Party Divestment; provided, however, that if the consideration reflected in the Third Party Divestment Notice is reduced at any time from and after the date of delivery of the Third Party Divestment Notice to the Independent Verifier (as a result of subsequent negotiation of the Company and such third party or otherwise), the Company shall be required to deliver notice of such fact to Merial (and the new terms of the Third Party Divestment to the Independent Verifier) which shall recommence Merial’s right to audit and exercise the Matching Rights as set forth herein.

(v) If the Independent Verifier’s assessment indicates that the Third Party Divestment is for a consideration that is less than the Valuation, the Independent Verifier shall be permitted to deliver a copy of the Third Party Divestment Notice to Merial together with its assessment and such transaction shall not be consummated unless and until Merial shall have been given the first right to purchase the Company’s Animal Health Business for the consideration represented by the Third Party Divestment Notice exercisable at any time within 21 days after delivery of the Third Party Divestment Notice (the “Matching Rights Period”) by

delivery of a notice by Merial (the “Matching Rights Notice”) that it is willing to purchase the Company’s Animal Health Business on the same terms and conditions set forth in the Third Party Divestment Notice. The Matching Rights Notice shall be accompanied by a Binding Term Sheet executed by Merial reflecting the same terms and conditions set forth in the original Third Party Divestment Notice; provided, however, that to the extent the Third Party Divestment Notice contemplates payment of non-cash consideration, Merial reserves the right to substitute an equivalent cash consideration therefor. If Merial fails to deliver its Matching Rights Notice within the Matching Rights Period, the Company shall be permitted to consummate the Third Party Divestment pursuant to the terms set forth in its Third Party Divestment Notice.

(vi) If Merial (i) does not deliver a Request for Negotiation Notice or (ii) does not deliver a Continued Negotiation Notice, all within the time periods prescribed above, Merial shall have no further rights pursuant to this Section 6.2(a), except that the terms of Section 6.2(v) above (Third Party Divestment) shall apply in the event that Merial decides not to pursue acquisition of the Company’s Animal Health Business following the notification of the Valuation.

(vii) In the event that the Company and Merial enter into a mutually acceptable Binding Term Sheet under any of the provisions set forth in this Section 6.2(a), they shall use good faith efforts to execute a definitive purchase agreement as promptly as possible thereafter but in any event shall consummate the acquisition of the Company’s Animal Health Business no later than 6 months from the date of closing of the Change of Control transaction.

(b) Upon Sale of Entire Service Business to Competitor of Merial.

(i) In the event that the Company wishes to divest its entire service business to a party having an internal Insecticide research and development program developing and/or marketing products for AH Use other than for Merial, the Company shall so notify Merial in writing (the “Sale of Service Business Notice”). Merial shall have 14 days from receipt of the Sale of Service Business Notice to deliver a Request for Negotiation Notice (as defined above) with respect to that portion of the Company’s service business comprising the Company’s Animal Health Business. During the Pre-Valuation Period (as defined above) which shall commence on the date that Merial delivers to the Company its Request for Negotiation Notice, Merial and the Company shall negotiate in good faith in order to enter into a mutually acceptable Binding Term Sheet for the acquisition of the Company’s Animal Health Business by Merial.

(ii) If, despite their reasonable efforts, Merial and the Company are unable to enter into a Binding Term Sheet for the acquisition of the Company’s Animal Health Business by Merial during the Pre-Valuation Period, but Merial is still interested in pursuing the acquisition of the Company’s Animal Health Business, no later than the 3rd day following the end of the Pre-Valuation Period Merial shall deliver a Continued Negotiation Notice (as defined above) with respect thereto. Within 10 days after delivery of the Continued Negotiation Notice, Merial and the Company shall use reasonable efforts to jointly identify the Investment Bank (as defined above) for purposes of performing a valuation of the Company’s Animal Health Business. The fees and expenses of the Investment Bank shall be borne equally by the Company and Merial.

(iii) The Investment Bank shall deliver its Valuation (as defined above) of the Company’s Animal Health Business to the Company and Merial within the Valuation Period (as defined above) which shall commence with its identification and engagement by Merial and the Company. During the Intermediate Negotiation Period (as defined above) which shall commence on the delivery by the Investment Bank of the Valuation, the Company and Merial shall negotiate in good faith in order to enter into a mutually acceptable Binding Term Sheet for the acquisition of the Company’s Animal Health Business by Merial.

(iv) If, despite their reasonable efforts, Merial and the Company are unable to enter into a Binding Term Sheet for the acquisition of the Company’s Animal Health Business by Merial during the Intermediate Negotiation Period, and thereafter the Company wishes to consummate a Third Party Divestment (as defined above), the Company will not be entitled to consummate any Third Party Divestment unless the purchase price is equal to or greater than the Valuation. Within 3 days after execution of a term sheet (or definitive agreement, whichever shall first occur) with a third party with respect to a Third Party Divestment, the Company shall deliver a Third Party Divestment Notice (as defined above) to an Independent Verifier (as defined above) who shall check compliance of the Third Party Divestment to this Section 6.2(b)(iv) and report only its conclusion to Merial regarding such compliance (without disclosing to Merial the terms and conditions of the Third Party Divestment) within the Verification Period (as defined above) commencing upon its receipt. The Independent Verifier shall be bound by appropriate confidentiality obligations. The Independent Verifier’s assessment shall be binding on Merial and the Company. If the Independent Verifier concludes that the consideration to be paid in the Third Party Divestment is equal to or greater than the Valuation, Merial shall have no further rights with respect to the Third Party Divestment; provided, however, that if the consideration reflected in the Third Party Divestment Notice is reduced at any time from and after the date of delivery of the Third Party Divestment Notice to the Independent Verifier (as a result of subsequent negotiation of the Company and such third party or otherwise), the Company shall be required to deliver notice of such fact to Merial (and the new terms of the Third Party Divestment to the Independent Verifier) which shall recommence Merial’s right to audit and exercise the Matching Rights as set forth herein.

(v) If the Independent Verifier’s assessment indicates that the Third Party Divestment is for a consideration that is less than the Valuation, the Independent Verifier shall be permitted to deliver a copy of the Third Party Divestment Notice to Merial together with its assessment and such transaction shall not be consummated unless and until Merial shall have been given the first right to purchase the Company’s Animal Health Business for the consideration represented by the Third Party Divestment Notice exercisable at any time within the Matching Rights Period (as defined above) commencing upon delivery of the Third Party Divestment Notice by delivery of a Matching Rights Notice (as defined above) that it is willing to purchase the Company’s Animal Health Business on the same terms and conditions set forth in the Third Party Divestment Notice. The Matching Rights Notice shall be accompanied by a Binding Term Sheet executed by Merial reflecting the same terms and conditions set forth in the original Third Party Divestment Notice; provided, however, that to the extent the Third Party Divestment Notice contemplates payment of non-cash consideration, Merial reserves the right to substitute an equivalent cash consideration therefor. If Merial fails to deliver its Matching Rights Notice within the Matching Rights Period, the Company shall be permitted to consummate the Third Party Divestment pursuant to the terms set forth in its Third Party Divestment Notice.

(vi) In the event that the Company and Merial enter into a mutually acceptable Binding Term Sheet under any of the provisions set forth in this Section 6.2(b), they shall use good faith efforts to execute a definitive purchase agreement as promptly as possible thereafter but in any event shall consummate the acquisition of the Company’s Animal Health Business no later than 6 months from the date of the Company’s initial notification of its desire to divest its entire service business.

(vii) If Merial (i) does not deliver a Request for Negotiation Notice or (ii) does not deliver a Continued Negotiation Notice, all within the time period prescribed above, Merial shall have no further rights pursuant to this Section 6.2(b), except that the terms of Section 6.2(b)(iv) (Third Party Divestment) shall apply in the event that Merial decides not to pursue acquisition of the Company’s Animal Health Business following the notification of the Valuation.

(c) Upon Sale of Animal Health Business as an Independent Business.

(i) In the event that the Company wishes to divest the Company’s Animal Health Business as an independent business, the Company shall so notify Merial in writing (the “Sale of AHB Notice”). Merial shall have 14 days from receipt of the Sale of AHB Notice to deliver a Request for Negotiation Notice (as defined above) with respect to the Company’s Animal Health Business. During the Pre-Valuation Period (as defined above) which shall commence on the date that Merial delivers to the Company its Request for Negotiation Notice, Merial and the Company shall negotiate in good faith in order to enter into a mutually acceptable Binding Term Sheet for the acquisition of the Company’s Animal Health Business by Merial.

(ii) If, despite their reasonable efforts, Merial and the Company are unable to enter into a Binding Term Sheet for the acquisition of the Company’s Animal Health Business by Merial during the Pre-Valuation Period, but Merial is still interested in pursuing the acquisition of the Company’s Animal Health Business, no later than the 3rd day following the end of the Pre-Valuation Period Merial shall deliver a Continued Negotiation Notice (as defined above) with respect thereto. Within 10 days after delivery of the Continued Negotiation Notice, Merial and the Company shall use reasonable efforts to jointly identify the Investment Bank (as defined above) for purposes of performing a valuation of the Company’s Animal Health Business. The fees and expenses of the Investment Bank shall be borne equally by the Company and Merial.

(iii) The Investment Bank shall deliver its Valuation (as defined above) of the Company’s Animal Health Business to the Company and Merial within the Valuation Period (as defined above) which shall commence with its identification and engagement by Merial and the Company. During the Intermediate Negotiation Period (as defined above) which shall commence on the delivery by the Investment Bank of the Valuation, the Company and Merial shall negotiate in good faith in order to enter into a mutually acceptable Binding Term Sheet for the acquisition of the Company’s Animal Health Business by Merial.

(iv) If, despite their reasonable efforts, Merial and the Company are unable to enter into a Binding Term Sheet for the acquisition of the Company’s Animal Health Business by Merial during the Intermediate Negotiation Period, and thereafter the Company wishes to consummate a Third Party Divestment (as defined above), the Company will not be entitled to consummate any Third Party Divestment unless the purchase price is equal to or greater than the Valuation. Within 3 days after execution of a term sheet (or definitive agreement, whichever shall first occur) with a third party with respect to a Third Party Divestment, the Company shall deliver a Third Party Divestment Notice (as defined above) to an Independent Verifier (as defined above) who shall check compliance of the Third Party Divestment to this Section 6.2(c)(iv) and report only its conclusion to Merial regarding such compliance (without disclosing to Merial the terms and conditions of the Third Party Divestment) within the Verification Period (as defined above) commencing upon its receipt. The Independent Verifier shall be bound by appropriate confidentiality obligations. The Independent Verifier’s assessment shall be binding on Merial and the Company. If the Independent Verifier concludes that the consideration to be paid in the Third Party Divestment is equal to or greater than the Valuation, Merial shall have no further rights with respect to the Third Party Divestment; provided, however, that if the consideration reflected in the Third Party Divestment Notice is reduced at any time from and after the date of delivery of the Third Party Divestment Notice to the Independent Verifier (as a result of subsequent negotiation of the Company and such third party or otherwise), the Company shall be required to deliver notice of such fact to Merial (and the new terms of the Third Party Divestment to the Independent Verifier) which shall recommence Merial’s right to audit and exercise the Matching Rights as set forth herein.

(v) If the Independent Verifier’s assessment indicates that the Third Party Divestment is for a consideration that is less than the Valuation, the Independent Verifier shall be permitted to deliver a copy of the Third Party Divestment Notice to Merial together with its assessment and such transaction shall not be consummated unless and until Merial shall have been given the first right to purchase the Company’s Animal Health Business for the consideration represented by the Third Party Divestment Notice exercisable at any time within the Matching Rights Period (as defined above) commencing upon delivery of the Third Party Divestment Notice by delivery of a Matching Rights Notice (as defined above) that it is willing to purchase the Company’s Animal Health Business on the same terms and conditions set forth in the Third Party Divestment Notice. The Matching Rights Notice shall be accompanied by a Binding Term Sheet executed by Merial reflecting the same terms and conditions set forth in the original Third Party Divestment Notice; provided, however, that to the extent the Third Party Divestment Notice contemplates payment of non-cash consideration, Merial reserves the right to substitute an equivalent cash consideration therefor. If Merial fails to deliver its Matching Rights Notice within the Matching Rights Period, the Company shall be permitted to consummate the Third Party Divestment pursuant to the terms set forth in its Third Party Divestment Notice.

(vi) In the event that the Company and Merial enter into a mutually acceptable Binding Term Sheet under any of the provisions set forth in this Section 6.2(c), they shall use good faith efforts to execute a definitive purchase agreement as promptly as possible thereafter but in any event shall consummate the acquisition of the Company’s Animal Health Business no later than 6 months from the date of the Company’s initial notification of its desire to divest the Company’s Animal Health Business as an independent business.

(vii) If Merial (i) does not deliver a Request for Negotiation Notice or (ii) does not deliver a Continued Negotiation Notice, all within the time period prescribed above, Merial shall have no further rights pursuant to this Section 6.2(c), except that the terms of Section 6.2(c)(iv) (Third Party Divestment) shall apply in the event that Merial decides not to pursue acquisition of the Company’s Animal Health Business following the notification of the Valuation.

(d) As used in this Section 6.2, the following terms shall have the meanings set forth below:

“Binding Term Sheet” shall include provisions that, among other things, condition Merial’s and the Company’s obligation to close the acquisition upon the following:

•	receipt of any governmental approvals and third parties (including Bayer CropScience AG) from whom consent is required;

•	no material adverse change in the Company’s Animal Health Business;

•	execution of mutually agreeable definitive documents (which shall contain, among others, customary reps and warranties for transactions of this nature, indemnification for breaches of representations and warranties, customary covenants including noncompetition and nonsolicitation);

•	Merial’s completion and satisfaction with its due diligence investigation;

•	no litigation being filed that challenges the transaction or, if determined adversely to the Company, would constitute a material adverse change with respect to the Company’s Animal Health Business;

•	receipt of necessary stockholder approval; and

•	receipt of opinion of the Company’s counsel (with respect to, among other things, valid existence, authority and enforceability).

“Change of Control,” “Insecticide,” and “AH Use” shall have the meanings set forth in that certain Collaboration Agreement by and among Bayer CropScience AG, Merial Limited, and SCYNEXIS, Inc., dated June 30, 2004 (“Collaboration Agreement”); provided, however, Merial and the Company agree that any definitions adopted herein from the Collaboration Agreement shall survive any termination or expiration of the Collaboration Agreement and nothing contained in this Agreement, the other Transaction Documents or in any document executed at the Closing in connection hereof and thereof is intended to, or does in fact, alter any right that Merial has or may have under the Collaboration Agreement.

“the Company’s Animal Health Business” shall consist of the following: (i) any person who in the prior 12 month period dedicated two-thirds or more of their time to performing services for Merial pursuant to the animal health agreements then in force between Merial and the Company (the “Personnel”); (ii) all dedicated biology/screening equipment used by the Personnel; (iii) all dedicated chemistry equipment used by the Personnel to perform library synthesis (but not purification or characterization of compounds); (iv) all data, reports, documentation, lab notebooks, or other records generated under any animal health agreements between Merial and the Company; (v) non-exclusive licenses to the Company’s HEOS® software and MEDCHEM FACTORY® technology; (vi) all know-how, including SOPs for performing assays, screens, and other operations specific to the animal health agreements then in force between Merial and the Company; (vii) physical quantities of any chemical compounds owned by Merial pursuant to the animal health agreements then in force between Merial and the Company; and (viii) use of the laboratories previously used by the Personnel for a period of no more than 6 months, to the extent allowed under the Collaboration Agreement.

6.3 Bayer Consent Rights. The Company and Merial acknowledge that pursuant to Articles 11.7 and/or 11.14 of the Collaboration Agreement, Bayer CropScience AG has a consent right concerning any divestment of the animal health program described in the Collaboration Agreement while the Collaboration Agreement is in effect.

6.4 Exclusivity. The Company and Merial intend that the negotiations between the Company and Merial pursuant to Section 6.2(a), (b) and (c) above shall be on an exclusive basis until the end of the Intermediate Negotiation Period applicable to such negotiations.

6.5 Animal Health Performance. In the event that the Company proposes to or attempts to materially alter or reduce the number, amount or quality of biologists, chemists or equipment or other resources used to perform services for Merial, the Company shall notify Merial in writing and shall not implement any such changes without Merial’s prior written consent (which may not be unreasonably withheld). Merial and the Company agree that a material alteration or reduction can occur through a series of non-material events occurring over a period of time, as well as action(s) to be taken at one point in time.

6.6 Termination of BCS Pursuant to Article 9.2 of the Collaboration Agreement. In the event that the Collaboration Agreement is terminated pursuant to Article 9.2 thereof, the Company and Merial will enter into exclusive good faith negotiations for a period of 180 days to find mutually acceptable terms for the synthesis and screening of compounds for potential AH Uses, similar to the program described in the Collaboration Agreement. It is understood by the Company and Merial that the terms of any such continuation would require the Company to work exclusively for the benefit of Merial in the field of AH. As used above, the terms AH and AH Use shall have the meanings set forth in the Collaboration Agreement.

ARTICLE VII.

MISCELLANEOUS

7.1 Expenses; Legal Representation. The Company and the Investors shall bear their respective expenses and legal fees incurred with respect to this Agreement. SR One acknowledges that it has had an opportunity to consult its own legal counsel and that Paul, Hastings, Janofsky & Walker, LLP has represented only Merial in connection with the transactions contemplated hereby.

7.2 Survival; Remedies. All representations and warranties in this Agreement shall survive the Closing until the expiration of the applicable statute of limitations and shall in no way be affected by any investigation or knowledge of the subject matter thereof made by or on behalf of the Investors. All statements contained in any certificate or other instrument delivered by the Company pursuant to this Agreement shall constitute representations and warranties by the Company under this Agreement. All agreements and covenants contained herein shall survive until, by their respective terms, they are no longer operative. In case any one or more of the covenants and/or agreements set forth in this Agreement shall have been breached by any party hereto, the Investors (and, with respect to the covenants set forth in Article VI, Merial), with respect to a breach by the Company, and the Company, with respect to a breach by the Investors, may proceed to protect and enforce its rights either by suit in equity and/or by action at law, including but not limited to an action for damages as a result of any such breach and/or an action for specific performance of any such covenant or agreement contained in this Agreement.

7.3 Further Assurances. At any time or from time to time after the Closing, the Company, on the one hand, and the Investors, on the other hand, agree to cooperate with each other, and at the request of the other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the parties hereunder.

7.4 Successors and Assigns. This Agreement shall bind and inure to the benefit of the Company and the Investors and their respective successors, permitted assigns, heirs and personal representatives. Any Investor may assign its rights and obligations hereunder to an entity under common control with such Investor.

7.5 Entire Agreement. This Agreement, the exhibits and schedules hereto, the Transaction Documents and the other writings referred to herein or delivered pursuant hereto contain the entire agreement among the parties with respect to the subject matter hereof and supersede all prior and contemporaneous arrangements or understandings with respect thereto.

7.6 Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent as follows;

If to the Company:	Scynexis, Inc. 3501C Tricenter Boulevard Durham, NC 27713 Attn: General Counsel Telephone: 919-544-8600 Facsimile: 919-544-8697

If to Merial:	Merial Limited 3239 Satellite Blvd. Duluth, GA 30096 Attn: General Counsel Telephone: 678-638-3903 Facsimile: 678-638-3886

with a copy to:	Paul, Hastings, Janofsky & Walker LLP 600 Peachtree Street, N.E. Suite 2400 Atlanta, GA 30308 Attn: Karen K. Leach Telephone: 404-815-2528 Facsimile: 404-685-5028

If to SR One:	S.R. One, Limited 161 Washington Street, Suite 500 Conshohocken, PA 19428-2077 Telephone: 610-567-1000 Facsimile: 610-567-1039

or at such other address as the Company or the Investors may designate by ten (10) days advance written notice to the other parties hereto.

7.7 Amendments; Approval; Waivers and Acceptance. From and after the Closing, the terms and provisions of this Agreement may be modified or amended, or any of the provisions hereof waived, temporarily or permanently, pursuant to the written consent of the Company and Merial.

7.8 Counterparts; Facsimile. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all such counterparts together shall constitute but one agreement. A signature delivered by facsimile shall constitute an original; provided, however, that upon the request of any other party, the party delivering a signature by facsimile shall promptly deliver to the other party its original.

7.9 Headings. The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

7.10 Nouns and Pronouns. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of names and pronouns shall include the plural and vice versa.

7.11 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the principles of conflicts of law.

7.12 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid, but if any provision of this Agreement is held to be invalid or unenforceable in any respect, such invalidity or unenforceability shall not render invalid or unenforceable any other provision of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

7.13 Interpretation. For purposes of this Agreement, (i) except as otherwise expressly provided herein, or unless the context otherwise requires, references to “Sections” or “Schedules” without reference to a document are to the designated Sections of or Schedules to this Agreement, and (ii) the words “herein,” “hereof,” “herewith,” “hereunder,” and other words of similar import refer to this Agreement as a whole and not to any particular provision.

7.14 Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement, the Transaction Documents or the Restated Charter, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character on any party’s part of any breach, default or noncompliance under this Agreement, the Transaction Documents or under the Restated Charter or any waiver on such party’s part of any provisions or conditions of the Agreement, the Transaction Documents, or the Restated Charter must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, the Transaction Documents, the Restated Charter, by law, or otherwise afforded to any party, shall be cumulative and not alternative.

7.15 Attorneys’ Fees. In the event that any suit or action is instituted under or in relation to this Agreement, including without limitation to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

7.16 Public Disclosure. Unless otherwise permitted by this Agreement, none of the parties may issue any press release or otherwise make any public statement or make any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby without the approval of the other parties. Notwithstanding the foregoing, however, the Company and Merial may issue a press release upon the execution of this Agreement that is mutually acceptable to the Company, on the one hand, and Merial and its shareholders, on the other hand.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have duly executed this Series C-2 Preferred Stock Purchase Agreement as of the date first above written.

THE COMPANY:

SCYNEXIS, INC.

By:	/s/ Yves Ribeill
Name: Yves Ribeill
Title: CEO

THE INVESTORS:

MERIAL LIMITED

By:	/s/ Jean Mauldin
Name: Jean Mauldin
Title: CFO

S.R. ONE, LIMITED

By:	/s/ Philip L. Smith
Name: Philip L. Smith
Title: General Partner

Exhibits
Exhibit A	Third Amended and Restated Certificate of Incorporation
Exhibit B	Second Amended and Restated Investor Rights Agreement
Exhibit C	Amended and Restated Co-Sale Agreement
Exhibit D	Amended and Restated Voting Agreement
Exhibit E	Bylaw Amendments
Exhibit F	Form of Legal Opinion of Counsel to the Company
Exhibit G	Form of Confidentiality, Inventions and Non-Competition Agreement

Schedule I

[Allocation of Shares and Purchase Price]

The Shares to be purchased hereunder, and the Purchase Price to be paid, shall be allocated among the Investors as follows:

•	Merial Limited - 1,739,130 shares for an aggregate purchase price of $9,999,997.50

•	S.R. One, Limited - 608,696 shares for an aggregate purchase price of $3,500,002.00

Schedule II

[Executive Management Team]

Yves Ribeill - Chief Executive Officer

Brian Schwab - Chief Licensing Officer and General Counsel

Chuck Osborne - Chief Financial Officer

Sam Hopkins - Chief Scientific Officer

Jeff Clark - Executive Director, Business Development

Mike Garrett - Executive Director, Strategic Development and Intellectual Property

Scott Huber - Executive Director, Animal Health

Amanda Mancuso - Executive Director, Human Resources

Terry Marquardt - Executive Director, Market Development

Russ Outcalt - Executive Director, US Contract Operations

EXHIBIT A

THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

EXHIBIT B

SECOND AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

EXHIBIT C

AMENDED AND RESTATED CO-SALE AGREEMENT

EXHIBIT D

AMENDED AND RESTATED VOTING AGREEMENT

EXHIBIT E

BYLAW AMENDMENTS

EXHIBIT F

FORM OF LEGAL OPINION OF COUNSEL TO THE COMPANY

EXHIBIT G

FORM OF CONFIDENTIALITY, INVENTIONS AND NON-COMPETITION AGREEMENT